Exhibit 10.3

[EXECUTION VERSION]

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of July 28, 2011 (this “Second Amendment”), among TRINSEO MATERIALS OPERATING S.A R.L. (formerly known as STYRON S.A R.L. and to be converted to TRINSEO MATERIALS OPERATING S.C.A. on or around the date hereof), a limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (the “Borrower”), the Guarantors, DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent (in such capacity, the “Administrative Agent”). and as swing line lender (in such capacity, the “Swing Line Lender”), DEUTSCHE BANK SECURITIES INC. (“DBSI”), as the sole lead arranger, DBSI, HSBC SECURITIES (USA) INC., BARCLAYS CAPITAL AND BMO HARRIS FINANCING, INC., as joint book running managers and joint syndication agents with respect to the Revolving Commitment Increase (as defined below), and each other Lender (as defined below) party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent, the Guarantors party thereto from time to time and each lender from time to time party thereto (the “Lenders”) have entered into a Credit Agreement, dated as of June 17, 2010, as amended by that certain First Amendment dated as of February 2, 2011, (the “Credit Agreement”) (capitalized terms not otherwise defined in this Second Amendment have the same meanings as specified in the Credit Agreement);

Reorganization Amendment

WHEREAS, the Borrower desires to amend the Credit Agreement to provide for the addition of parent guarantors and to make certain other amendments to facilitate a reorganization of certain Loan Parties, all as set forth in Section 1 below (the “Reorganization Amendment”):

WHEREAS, pursuant to Section 10.01 of the Credit Agreement, the consent of the Required Lenders is necessary to effect the Reorganization Amendment;

Incremental Revolving Credit Commitment Upsize Amendment

WHEREAS, the Borrower desires to increase the maximum aggregate amount of the increase to the Revolving Credit Commitments permitted under Section 2.16 of the Credit Agreement from $25,000,000 to $185,000,000 and to make other amendments to the Credit Agreement, all as set forth in Section 2 below (the “Incremental Revolving Credit Commitment Upsize Amendment”);

WHEREAS, pursuant to Section 10.01 of the Credit Agreement, the consent of the Required Lenders is necessary to effect the Incremental Revolving Credit Commitment Upsize Amendment;

WHEREAS, the Borrower desires to reduce the Applicable Margin applicable to (x) Revolving Credit Loans and (y) Swing Line Loans, and the Base Rate and LIBO Rate with respect to Revolving Credit Loans (the “Revolving Credit Facility Repricing Amendment”);

WHEREAS, pursuant to Section 10.01 of the Credit Agreement, the consent of the Required Lenders, each of the Revolving Credit Lenders and the Swing Line Lender is necessary to effect the Revolving Credit Facility Repricing Amendment;

WHEREAS, the Lenders party hereto, other than the Revolving Commitment Increase Lenders that are not Lenders prior to giving effect to the Revolving Commitment Increase Amendment (the “Consenting Lenders”), constitute (i) the Required Lenders and (ii) each of the Revolving Credit Lenders under the Credit Agreement, in each case immediately prior to giving effect to the Revolving Commitment Increase Amendment; and

WHEREAS, the Administrative Agent, the Loan Parties, the Swing Line Lender and the Consenting Lenders are willing to so agree pursuant to Section 10.01 of the Credit Agreement, subject to the conditions set forth herein;

Revolving Commitment Increase Amendment

WHEREAS, the Borrower seeks to increase the Revolving Credit Commitments from $240,000,000 to $400,000,000 (the “Revolving Commitment Increase”) pursuant to Section 2.16 of the Credit Agreement, as amended by the Incremental Revolving Credit Commitment Upsize Amendment, on the terms and conditions set forth herein (“Revolving Commitment Increase Amendment”);

WHEREAS, the Borrower has requested that the existing Lenders and other banks or financial institutions executing this Amendment as Revolving Commitment Increase Lenders make commitments to provide the Revolving Commitment Increase, on the terms and conditions set forth herein; and

WHEREAS, the Borrower has delivered a notice to the Administrative Agent requesting the Revolving Commitment Increase in accordance with Section 2.16 of the Credit Agreement and the Administrative Agent, the Borrower, the other Loan Parties, the Swing Line Lender and the Revolving Commitment Increase Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement to provide for the Revolving Commitment Increase as set forth below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Reorganization Amendment to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 4 hereof, the Loan Parties and the Required Lenders hereby agree to amend the Credit Agreement as follows:

(a) Amendments to Section 1.01 (Defined Terms).

(i) Section 1.01 of the Credit Agreement is hereby amended by adding in the appropriate alphabetical order the following new definitions:

“Intermediate Holding Company” means Luxco 3.5 and any wholly- owned Subsidiary of Holdings that (i) does not own assets other than issued and outstanding Equity Interests of the Borrower or a parent of the Borrower and (ii) is a Guarantor.

“Irish Transaction Security” means the security and Liens created or expressed to be created under any Collateral Documents governed by Irish law.

“Luxco 3.5” means Trinseo Materials S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée), and any successor thereto permitted under Section 7.04

“Parent Guarantor” means Trinseo S.A. and Styron Luxco S.à r.l., respectively.

“Second Amendment” means the Second Amendment to this Agreement, dated as of July 28, 2011, among the Borrower, the other Loan Parties, Deutsche Bank AG New York Branch, as the Administrative Agent, the Swing Line Lender and the other Lenders and Revolving Commitment Increase Lenders party thereto.

“Second Amendment Reorganization Effective Date” means the first date on which all the conditions precedent in Section 4 of the Second Amendment are satisfied or waived in accordance with Section 4 of the Second Amendment.

“Trust Property” has the meaning set forth in Section 9.01(n).

(ii) Section 1.01 of the Credit Agreement is hereby further amended by restating the definition of “Change of Control” in its entirety as follows:

“Change of Control” shall be deemed to occur if:

(a) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13 d- 5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b) at any time after a Qualified IPO, (i) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Investors or any “group” including any Permitted Holders, shall have acquired, directly or indirectly, beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ capital stock and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ capital stock or (ii) Continuing Directors shall at any time cease to constitute of a majority of the board of directors of Holdings:

(c) a “change of control” (or similar event) shall occur under the Junior Financing Documentation, Permitted Refinancing Notes Documents, any Indebtedness for borrowed money permitted under Section 7.03 with an aggregate principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate principal amount in excess of the Threshold Amount; or

(d) Holdings or one or more Intermediate Holding Companies ceases to own, in the aggregate, 100% of the Equity Interests of the Borrower.

(iii) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating the definition of “Guarantors” in its entirety as follows:

“Guarantors” means each Closing Date Guarantor, those Subsidiaries of Holdings that have issued a Guarantee after the Closing Date pursuant to Section 6.14, those Subsidiaries that have issued a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11 and the Parent Guarantors.”.

(iv) Section 1.01 of the Credit Agreement is hereby further amended by restating the definition of “Holdings” in its entirety as follows:

“Holdings” means Styron Holding S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée), and any successor thereto permitted under Section 7.04.

(v) Section 1.01 of the Credit Agreement is hereby further amended by restating the definition of “Qualified IPO” in its entirety as follows:

“Qualified IPO” means the issuance by Holdings or any Parent Guarantor of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to a registration statement that has been declared effective by the SEC or approved by any other applicable Governmental Authority in Luxembourg or the United Kingdom.”.

(b) Amendment to Section 6.14 (Further Assurance and Post-Closing Conditions). Section 6.14(a) of the Credit Agreement is hereby restated in its entirety as follows:

“(a) (i) No later than the date specified for such requirement set forth in Schedule 6.14 (subject to extension by the Administrative Agent in its reasonable discretion), each of the Loan Parties and each Restricted Subsidiary that is not an Excluded Subsidiary shall deliver each Collateral Document set forth therein and, if applicable, a Guarantor Joinder, each duly executed by each such Person, together with all documents and instruments required to perfect the security interest of the Administrative Agent in the Collateral (if any) free of any other pledges, security interests or mortgages, except Liens permitted hereunder and, if applicable, to issue the Guaranty, to the extent required pursuant to the Collateral and Guarantee Requirement (including payment of all taxes and duties), (ii) no later than the date specified for such requirement set forth in Schedule 6.14(a)(ii) (subject to extension by the Administrative Agent in its reasonable discretion), each of the Loan Parties, as applicable, shall deliver the Collateral Documents or other documents, instruments or agreements set forth therein and (iii) no later than the date specified for such requirement set forth in Schedule 6.14(a)(iii) (subject to extension by the Administrative Agent in its reasonable discretion), each of the Loan Parties, as applicable, shall deliver the Collateral Documents or other documents, instruments or agreements set forth therein.”.

(c) Amendments to Section 6.19 (Maintenance of Company Separateness). Section 6.19 of the Credit Agreement is hereby restated in its entirety as follows:

“Section 6.19 Maintenance of Company Separateness. Each of the Parent Guarantors will, and Holdings will, and will cause each of its Subsidiaries to, satisfy customary company formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate company offices and records and (iii) the maintenance of separate bank accounts in its own name. None of the Parent Guarantors nor Holdings or any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the company existence of any Parent Guarantor or Holdings or any of its Subsidiaries being ignored, or in the assets and liabilities of any Parent Guarantor or Holdings or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.”.

(d) Amendments to Section 7.02 (Investments). Section 7.02(c) of the Credit Agreement is hereby restated as follows:

“(c) Investments (i) by Holdings in the Borrower, Styron Investment Holdings Ireland, Styron Materials Ireland and any Intermediate Holding Company, (ii) by the Borrower or any Restricted Subsidiary in any Loan Party (other than a Parent Guarantor) and (iii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;”.

(e) Amendments to Section 7.14 (Permitted Activities). Section 7.14 of the Credit Agreement is hereby restated in its entirety as follows:

“With respect to each Parent Guarantor and Holdings, engage in any material operating or business activity; provided, that the following shall be permitted in any event: (i) (x) in the case of Trinseo S.A., its ownership of the Equity Interests of Styron Luxco S.à r.l., (y) in the case of Styron Luxco S.à r.l., its ownership of the Equity Interests of Holdings and (z) in the case of Holdings, its ownership of the Equity Interests of the Borrower, Styron Investment Holdings Ireland, Styron Materials Ireland and any Intermediate Holding Company, (ii) the maintenance of its respective legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its respective obligations with respect to the Loan Documents and any other Indebtedness, (iv) any public offering of its Equity Interests or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, and (x) in the case of Trinseo S.A., making contributions to the capital of Styron Luxco S.à r.l. and guaranteeing the obligations of the Borrower and its Restricted Subsidiaries, (y) in the case of Styron Luxco S.à r.l., making contributions to the capital of Holdings and guaranteeing the obligations of the Borrower and its Restricted Subsidiaries, and (z) in the case of Holdings, making contributions to the capital of Styron

Investment Holdings Ireland, any Intermediate Holding Company and the Borrower and guaranteeing the obligations of the Borrower and its Restricted Subsidiaries and providing a performance guaranty in connection with a Permitted Securitization, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent Guarantors, Holdings and the Borrower, (vii) holding any cash or property (but not operate any property), (viii) providing indemnification to officers and directors and (ix) any activities incidental to the foregoing. Notwithstanding anything herein to the contrary, neither any Parent Guarantor nor Holdings shall incur any consensual Liens on Equity Interests of its direct Subsidiary other than those for the benefit of the Obligations and neither any Parent Guarantor nor Holdings shall own any Equity Interests other than those of its direct Subsidiary (unless such Equity Interests are promptly contributed to the Borrower).”.

(f) Amendment to Section 7.16 (Limitation on Creation of Subsidiaries). Section 7.16(a) of the Credit Agreement is hereby restated in its entirety as follows:

“(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary, provided that (x) Holdings shall be permitted to establish and create Styron Investment Holdings Ireland, Styron Materials Ireland and each Intermediate Holding Company and (y) the Borrower and each Restricted Subsidiary that is a Loan Party shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Restricted Subsidiaries, so long as, in each case, (i) at least five (5) days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, Section 6.11 of this Agreement and the relevant Collateral Documents and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (iii) each such new wholly-owned Restricted Subsidiary executes a Guarantor Joinder to this Agreement and joinders to the applicable Collateral Documents, and (iv) each such new wholly-owned Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 6.11. In addition, each new Subsidiary that is required to execute any Loan Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 4.01 as such new Subsidiary would have had to deliver if such new Subsidiary were a Loan Party on the Closing Date.”

(g) Amendment to Schedules. The Credit Agreement is hereby further amended by adding a new Schedule 6.14(a)(iii) thereto in the form of Exhibit A hereto.

SECTION 2. Incremental Revolving Credit Commitment Upsize Amendment to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 5 hereof the Loan Parties, the Consenting Lenders (in the case of the amendments under Section 2(a)(iii), (iv) and (viii) below) and the Required Lenders hereby agree to amend the Credit Agreement as follows:

(a) Amendments to Section 1.01 (Defined Terms).

(i) Section 1.01 of the Credit Agreement is hereby amended by adding in the appropriate alphabetical order the following new definitions:

“Consolidated Total Net Senior Secured Indebtedness” means, as of any date of determination, Consolidated Total Net Debt, other than any portion of Consolidated Total Net Debt that is unsecured or that is secured by a Lien on any assets of Holdings or any of its Restricted Subsidiaries that is expressly subordinated to the Liens granted under the Collateral Documents to the Collateral Agent for the benefit of the Secured Parties in all respects.

“Fixed Charge Coverage Ratio” means, on any date of determination during any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Fixed Charges for such Test Period.

“Fixed Charges” means, with respect to any Person for any period, the sum of: (1) Consolidated Interest Expense for such Person for such period, (2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period and (3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Preferred Stock” means, as applied to the Equity Interests of any Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

“Second Amendment Effective Date” means the first date on which all the conditions precedent in Section 5 of the Second Amendment are satisfied or waived in accordance with Section 5 of the Second Amendment.

“Senior Note Documents” means the Senior Notes, the Senior Notes Indenture and all other documents executed and delivered with respect to the Senior Notes or Senior Notes Indenture, which documents, in any event, shall satisfy the requirements set forth in the definition of “Permitted Refinancing Notes” hereunder (other than clauses (iv) and (viii) hereof or as otherwise agreed by the Administrative Agent), as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Notes” means the senior unsecured notes of the Borrower issued pursuant to the Senior Notes Indenture, which notes (i) are unsecured obligations of the Borrower and, (ii) satisfy the requirements set forth in the definition of “Permitted Refinancing Notes” hereunder (other than clauses (iv) and (viii) hereof or as otherwise agreed by the Administrative Agent), as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Notes Indenture” means the indenture pursuant to which the Senior Notes are issued, which indenture, in any event, shall satisfy the requirements set forth in the definition of “Permitted Refinancing Notes” hereunder (other than clauses (iv) and (viii) hereof or as otherwise agreed by the Administrative Agent), as such indenture may be amended from time to time to the extent permitted under Section 7.13

“Senior Secured Leverage Ratio” means, on any date of determination during any Test Period, the ratio of (a) Consolidated Total Net Senior Secured Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

(ii) Section 1.01 of the Credit Agreement is hereby further amended by deleting the defined term “Interest Coverage Ratio” in its entirety.

(iii) Section 1.01 of the Credit Agreement is hereby further amended by (1) restating clause (b) of the definition of “Applicable Margin” in its entirety as follows:

“(b) with respect to Revolving Credit Loans (I) prior to the Second Amendment Effective Date, the rate set forth in clause (b)(i)(A) and (b)(i)(B) of the definition of “Applicable Margin,” as applicable, without giving effect to the Second Amendment and (II) on and after the Second Amendment Effective Date (i) until delivery of financial statements for the first full fiscal quarter commencing on or after the Second Amendment Effective Date pursuant to Section 6.01. for Revolving Credit Loans (A) maintained as Base Rate Loans, 3.50% and (B) maintained as LIBO Rate Loans, 4.50%, and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

	Total Leverage	Applicable Margin for Revolving Credit Loans
Pricing Level	Ratio	LIBO Rate	Base Rate
1	≤2.50:1.00	4.00%	3.00%
2	>2.50:1.00 but ≤3.25:1.00	4.25%	3.25%
3	>3.25:1.00	4.50%	3.50%

and (2) restating clause (c) of the definition of “Applicable Margin” as follows:

“(c) with respect to Swing Line Loans (I) prior to the Second Amendment Effective Date, the rates set forth in clauses (c)(i) and (ii) of the definition of “Applicable Margin” without giving effect to the Second Amendment and (II) on and after the Second Amendment Effective Date (i) until delivery of financial statements for the first full fiscal quarter commencing on or after the Second Amendment Effective

Date pursuant to Section 6.01, 3.50%, and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Total Leverage Ratio	Applicable Margin for Swing Line Loans
1	≤2.50:1.00	3.00%
2	>2.50:1.00 but ≤3.25:1.00	3.25%
3	>3.25:1.00	3.50%

(iv) Section 1.01 of the Credit Agreement is hereby further amended by restating the definition of “Base Rate” in its entirety as follows:

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by DBNY as its “prime rate” and (c) the LIBO Rate for an Interest Period of one month commencing on such day plus 1.00% per annum; provided that in no event shall the Base Rate be less than (x) 2.75% per annum for all Revolving Credit Loans maintained as Base Rate Loans and outstanding prior to the Second Amendment Effective Date, (y) 2.75% per annum for all Term Loans maintained as Base Rate Loans and outstanding prior to the First Amendment Effective Date and the making of Replacement Term Loans and (z) 2.50% per annum for all Term Loans maintained as Base Rate Loans and outstanding on and after the First Amendment Effective Date following the making of the Replacement Term Loans. The “prime rate” is a rate set by DBNY based upon various factors including DBNY costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.”

(v) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating clause (c) of the definition of “Change of Control” as follows:

“(c) a “change of control” (or similar event) shall occur under the Junior Financing Documentation, Permitted Refinancing Notes Documents, Senior Note Documents, any Indebtedness for borrowed money permitted under Section 7.03 with an aggregate principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate principal amount in excess of the Threshold Amount; or”

(vi) Section 1.01 of the Credit Agreement is hereby further amended by amending the final paragraph of the definition of “Consolidated EBITDA” as follows:

(1) deleting the word “and” at the end of clause (ii) of such paragraph and inserting in lieu thereof a comma (“,”); and

(2) deleting the period (“,”); at the end of clause (iii) of such paragraph and inserting in lieu thereof the following new text: “and (iv) for any period that includes any of the fiscal quarters ended March 31, 2011, December 31, 2010 or September 30, 2010, Consolidated EBITDA for such fiscal quarters shall be $165,678,000, $109,564,000 and $115,665,000, respectively.”.

(vii) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating clause (x) of the definition of “Consolidated Total Net Debt” as follows:

“(x) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) of Holdings and its Restricted Subsidiaries that would be reflected on a balance sheet of Holdings and its Restricted Subsidiaries as of such date (in each case free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01) to the extent such cash or Cash Equivalents is held in a deposit account or securities account in which Holdings or its Restricted Subsidiaries have granted a valid security interest to the Administrative Agent for the benefit of the Secured Parties pursuant to a Collateral Document (or in a deposit account or securities account from which deposits are swept into an account that is subject to such a security interest at least once per week)”.

(viii) Section 1.01 of the Credit Agreement is hereby further amended by amending and restating the last sentence of the definition of “LIBO Rate” in its entirety as follows:

“Notwithstanding the foregoing, the LIBO Rate shall not be less than (x) 1.75% per annum for all Revolving Credit Loans maintained as LIBO Rate Loans and outstanding prior to the Second Amendment Effective Date, (y) 1.75% for all Term Loans maintained as LIBO Rate Loans and outstanding prior to the First Amendment Effective Date and the making of the Replacement Term Loans and (z) 1.50% for all Term Loans maintained as LIBO Rate Loans and outstanding on and after the First Amendment Effective Date following the making of the Replacement Term Loans.”.

(ix) Section 1.01 of the Credit Agreement is hereby further amended by restating clause (iii) of the definition of “Permitted Securitization” as follows:

“(iii) the sum of the Maximum Securitization Facility Sizes for all Securitizations shall not at any time exceed $260,000,000 and”.

(b) Amendments to Section 1.10 (Pro Forma Calculations). Section 1.10 of the Credit Agreement is hereby restated in its entirety as follows:

“Section 1.10 Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Total Leverage Ratio, the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.10; provided, that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.10, when calculating the Total Leverage Ratio and the Senior Secured Leverage Ratio, as applicable, for purposes of (i) the definition of “Applicable Margin,” (ii) the Applicable ECF Percentage of Excess Cash Flow and (iii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any covenant pursuant to Section 7.11, the events described in this Section 1.10 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Total Leverage Ratio, the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.10, then the Total Leverage Ratio, the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.10.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies projected by Holdings in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided, that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of Holdings, (B) such actions are taken within eighteen (18) months after the date of such Specified Transaction, (C) any cost savings, operating expense reductions and synergies that are not actually realized during such period may no longer be added pursuant to this clause (c) after the end of the fourth full fiscal quarter ending after the date of such Specified Transaction, and (D) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period. Notwithstanding the foregoing, (A) in no event shall the aggregate amount of pro forma adjustments under this clause (c) together with any add backs pursuant to clause (xi) of the definition of Consolidated EBITDA, increase Consolidated EBITDA by more than 7.5% for any Test Period, and (B) pro forma adjustments under this clause (c) shall not be included in computations of the Applicable Margin pursuant to Section 2.08 or the Applicable ECF Percentage pursuant to Section 2.05(b)(i).

(d) In the event that Holdings or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Leverage Ratio, the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period and (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Total Leverage Ratio and the Senior Secured Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Fixed Charge Coverage Ratio. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chose, or if none, then based upon such optional rate chosen as Holdings may designate.”.

(c) Amendments to Section 2.03 (Letters of Credit). Section 2.03(i)(D) of the Credit Agreement is hereby restated as follows:

“(D) such Letter of Credit would support obligations of the Borrower or any of its Subsidiaries in respect of the Seller Note, the Senior Notes, any Junior Financing or any Equity Interest, or any other obligation of the Borrower or any of its Subsidiaries not reasonably satisfactory to the Administrative Agent;”.

(d) Amendments to Section 2.09 (Fees).

(i) Section 2.09(a) of the Credit Agreement is hereby amended by restating the first sentence of such Section as follows:

“(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to (x) prior to the Second Amendment Effective Date, 0.75%, and (y) on and after the Second Amendment Effective Date, 0.50%, in each case times the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.”.

(ii) Section 2.09(c) of the Credit Agreement is hereby further amended by deleting the reference to the term “First Amendment Effective Date” in the first sentence thereof and inserting in lieu thereof the term “Second Amendment Effective Date”.

(e) Amendments to Section 2.16 (Incremental Credit Extensions).

(i) Section 2.16(a) of the Credit Agreement is hereby restated as follows:

“(a) The Borrower may at any time or from time to time after the Syndication Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (x) one or more additional tranches or additions to an existing tranche of term loans (the “Incremental Term Loans”) in an aggregate amount not to exceed $820,000,000 since the Closing Date or (y) one or more increases in the amount of the Revolving Credit Commitments on the same terms as the Revolving Credit Facility (a “Revolving Commitment Increase”) in an aggregate amount not to exceed $185,000,000 since the Closing Date, provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist, (ii) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, all of the representations and warranties of each Loan Party set forth in Article V and in each other

Loan Document shall be true and correct in all material respects as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), and (iii) subject to compliance with the provisions set forth in the preceding clauses (i) and (ii), the Borrower may incur additional Incremental Term Loans and/or obtain additional Revolving Commitment Increases so long as the Senior Secured Leverage Ratio, determined on a Pro Forma Basis as of the date of the then most recently ended Test Period, in each case, as if such Incremental Term Loans or Revolving Loans available pursuant to such Revolving Commitment Increases, as applicable, had been outstanding on the last day of such Test Period, shall not exceed 2.25:1.00.”.

(ii) Section 2.16(b) of the Credit Agreement is hereby amended by restating clause (iii) of such Section as follows:

“(iii) shall not have interest rate margins that are greater than the highest interest rate margins that may, under any circumstances, be payable with respect to Term Loans plus 50 basis points (and the interest rate margins applicable to the Term Loans shall be increased to the extent necessary to achieve the foregoing); provided that solely for purposes of this clause (iii), the interest rate margins applicable to any Term Loans or Incremental Term Loans shall be deemed to include all upfront or similar fees or original issue discount payable by the Borrower generally to Lenders providing such Term Loans or such Incremental Term Loans based on an assumed four-year life to maturity and the effect of any LIBO Rate or Base Rate floors, in each case as determined by the Administrative Agent),”.

(f) Amendment to Section 5.05 (Financial Statements; No Material Adverse Effect). Section 5.05 of the Credit Agreement is hereby amended by restating clause (b) of such Section as follows:

“(b) Since December 31, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.”

(g) Amendments to Section 6.15 (Designation of Subsidiaries). Section 6.15 of the Credit Agreement is hereby amended by restating clause (iii) of such Section as follows:

“(iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing or the Senior Note Documents,”.

(h) Amendments to Section 7.02 (Investments).

(i) Section 7.02(i) of the Credit Agreement is hereby amended by restating clause (iii) of such Section as follows:

“(iii) Holdings and the Restricted Subsidiaries shall be in Pro Forma Compliance with the covenant set forth in Section 7.11(a) after giving effect to such acquisition or investment and any related transactions (assuming for such purpose that the ratios set forth in Section 7.11(a) were 0.25x lower than the then-applicable ratio set forth in Section 7.11(a));”.

(ii) Section 7.02(t) of the Credit Agreement is hereby amended and restated as follows:

“(t) other Investments (including for Permitted Acquisitions pursuant to Section 7.02(i)(vii)) in an aggregate amount not to exceed (i) $100,000,000; plus, (ii) if the Senior Secured Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.00 to 1.00, the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, such election to be specified a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that with respect to any Investment made pursuant to clause (ii) above, no Default has occurred and is continuing or would result therefrom; plus (iii) the portion of contributions by the Investors to the common equity capital of the Borrower received by the Borrower in cash after the Closing Date and not otherwise used pursuant to Section 7.13(a)(iv) that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Borrower setting forth in reasonable detail the amount thereof elected to be so applied; or”.

(i) Amendments to Section 7.03 (Indebtedness).

(i) Section 7.03(c) of the Credit Agreement is hereby amended by restating clause (A) of such Section as follows:

“(A) no Guarantee of any Junior Financing or Senior Notes shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and”.

(ii) Section 7.03(g) of the Credit Agreement is hereby amended and restated as follows:

“(g) Indebtedness of any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition and not otherwise permitted by another clause of this Section 7.03, provided, that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, and any Permitted Refinancing thereof or (ii) incurred to finance a Permitted Acquisition and any Permitted Refinancing thereof; provided that, (w) in the case of clauses (i) and (ii), such Indebtedness and all Indebtedness resulting from a Permitted Refinancing thereof is unsecured (except for Liens permitted by Section 7.01(x) securing Indebtedness (together with Permitted Refinancings thereof) in an aggregate principal amount outstanding not to exceed $50,000,000) and Liens permitted by Section 7.01(ff), (x) in the case of clauses (i) and (ii), both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom

(other than, except in the case of an Event of Default under Section 8.01(a), in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom), and (2) the Fixed Charge Coverage Ratio calculated on a Pro Forma Basis is at least 2.00:1.00 and Holdings and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenant set forth in Section 7.11(a) and (y) in the case of any such incurred Indebtedness under clause (ii), such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date of the Term Loans;”.

(iii) Section 7.03(o) of the Credit Agreement is hereby amended and restated as follows:

“(o) Indebtedness of the Borrower evidenced by the Senior Notes in an aggregate principal amount not to exceed $800,000,000 and issued pursuant to the Senior Notes Indenture and any Permitted Refinancing thereof; provided that not less than $400,000,000 of the Net Proceeds of the issuance of the Senior Notes shall be applied to repay outstanding Term Loans on the Second Amendment Effective Date;”.

(j) Amendments to Section 7.06 (Restricted Payments).

(i) Section 7.06(i) of the Credit Agreement is hereby amended and restated as follows:

“(i) (A) after a Qualified IPO, (i) any Restricted Payment by the Borrower or any other direct or indirect parent of the Borrower to pay listing fees and other costs and expenses attributable to being a publicly traded company and (ii) Restricted Payments of up to 6% per annum of the net proceeds received by (or contributed to) Holdings and its Restricted Subsidiaries from such Qualified IPO; and (B) other Restricted Payments (i) in an aggregate amount not to exceed $50,000,000; plus (ii) if the Senior Secured Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.00 to 1.00, in an additional amount not to exceed the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, such election to be specified a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that with respect to any Restricted Payment made pursuant to clause (B)(ii) above, no Default has occurred and is continuing or would result therefrom; and”.

(ii) Section 7.06(j) of the Credit Agreement is hereby amended and restated as follows:

“(j) (A) on or about the First Amendment Effective Date, the Borrower may declare and make a dividend payment to Holdings with a subsequent distribution of such payment by Holdings, directly or indirectly, to the Sponsor or at the direction of the Sponsor in an amount equal to $552,000,000; provided that the proceeds of such dividend shall be applied in accordance with the second sentence of Section 7.18; and (B) on or about the Second Amendment Effective Date, the Borrower may declare and make a dividend payment to Holdings with a subsequent distribution of such payment by Holdings, directly or indirectly, to the Sponsor or at the direction of the Sponsor in an amount not to exceed $385,000,000; provided that on or prior to the date of such dividend payment, the Borrower shall have made a repayment of Term Loans as required pursuant to Section 7.03(o) (as amended by the Second Amendment);”.

(k) Amendment to Section 7.10 (Capital Expenditures). The chart contained in Section 7.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Fiscal Year Ending	Amount

December 31, 2011	$115,000,000

December 31, 2012	$145,000,000

December 31, 2013 and thereafter	$170,000,000

(1) Amendments to Section 7.11 (Financial Covenants).

(i) Section 7.11(a) of the Credit Agreement is hereby amended and restated as follows:

“(a) Senior Secured Leverage Ratio. Holdings shall not permit the Senior Secured Leverage Ratio on the last day of any fiscal quarter set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Senior Secured Leverage Ratio

June 30, 2011	4.50:1.00

September 30, 2011	4.50:1.00

December 31, 2011	4.50:1.00

March 31, 2012	4.25:1.00

June 30, 2012	4.25:1.00

September 30, 2012	4.25:1.00

December 31, 2012	4.25:1.00

March 31, 2013 and thereafter	4.00:1.00

(ii) Section 7.11(b) of the Credit Agreement is hereby amended and restated as follows:

“[Reserved]”.

(m) Amendments to Section 7.13 (Prepayments, Etc. of Indebtedness). Section 7.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 7.13 Prepayments, Etc. of Indebtedness. (a) Holdings shall not, nor shall Holdings permit any of its Restricted Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest and AHYDO Payments shall be permitted) (x) any subordinated Indebtedness incurred under Section 7.03(g), (s) or (t) or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or (y) the Senior Notes, or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), is permitted pursuant to Section 7.03(g)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing or Senior Notes to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note, (iv) the prepayment of Junior Financing or Senior Notes from, direct or indirect, contributions by the Investors to the common equity capital of the Borrower received by the Borrower in cash after the Second Amendment Effective Date, (v) prepayments or purchases of Junior Financings or Senior Notes with Declined Proceeds to the extent such prepayments or purchases are required pursuant to the Junior Financing Documentation evidencing such Junior Financing or the Senior Notes, as applicable, and (vi) so long as the Senior Secured Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.00 to 1.00 after giving effect thereto, repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the Cumulative Credit on such date that the Borrower elects to apply pursuant to this clause (vi), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied.

(b) Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation (other than intercompany indebtedness) or the Senior Note Documents without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 7.13(b) shall prohibit Holdings and its Restricted Subsidiaries from refinancing, replacing or renewing any such Junior Financing or the Senior Notes to the extent otherwise permitted by Section 7.13(a).”

(n) Amendments to Section 9.01 (Administration Agent and Other Agents). Section 9.01 of the Credit Agreement is hereby amended by the insertion of the following sub-section (n):

“(n) With respect to any Irish Transaction Security:

To the extent that any and/or all rights, interests, benefits and other property comprised in the Irish Transaction Security and the proceeds thereof (the “Trust Property”) is not transferred, charged or granted to the Collateral Agent on trust pursuant to the relevant Loan Documents, the Collateral Agent declares itself trustee of the Trust Property to hold the same on trust for the Secured Parties for the purpose of securing the Obligations on the terms and subject to the conditions set out in the relevant Loan Documents provided that it is hereby agreed that, in relation to any jurisdiction the courts of which would not recognize or give effect to the trusts expressed to be created by this Agreement and any other applicable Loan Document, the relationship of the Secured Parties to the Collateral Agent shall be construed as one of principal and agent.”

(o) Amendment to Section 10.07 (Successors and Assigns). Section 10.07(b)(ii)(B) is hereby amended by adding the following text before the first semicolon (“;”) appearing in such Section: “(unless such fee is waived by the Administrative Agent)”.

(p) Amendments to Exhibits. Exhibit D (Compliance Certificate) of the Credit Agreement is hereby amended by replacing such Exhibit with Exhibit B hereto.

SECTION 3. Revolving Commitment Increase Amendment to Credit Agreement.

(a) Subject to the effectiveness of the Reorganization Amendment and the Incremental Revolving Credit Commitment Upsize Amendment in accordance with Sections 1 and 2, respectively, hereof, and further subject to the relevant conditions specified in Section 2.16 of the Credit Agreement and the satisfaction of the conditions set forth in Section 6 hereof, each Revolving Commitment Increase Lender hereby agrees to make a Revolving Commitment Increase in the amount set forth opposite such Revolving Commitment Increase Lender’s name on Schedule 1 hereto.

(b) Subject to the effectiveness of the Reorganization Amendment and the Incremental Revolving Credit Commitment Upsize Amendment in accordance with Sections 1 and 2, respectively, hereof and the satisfaction of the conditions set forth in Section 6 hereof, upon the making of each Revolving Commitment Increase contemplated by Section 3(a) hereof, the Credit Agreement is hereby amended by restating the portion of Schedule 1.01A of the Credit Agreement under the heading “Revolving Credit Commitment” as set forth in Schedule 1 hereto. Pursuant to Section 2.16(e) of the Credit Agreement, each Revolving Credit Lender immediately prior to the making of the Revolving Commitment Increases will automatically and without further act be deemed to have assigned to each Revolving Commitment Increase Lender and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations in Letters of Credit and (ii) participations in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. In addition, Revolving Credit Loans outstanding immediately prior to the effectiveness of the Revolving Commitment Increases shall on or prior to such effectiveness be prepaid from the proceeds of additional Revolving Credit Loans (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05 of the Credit Agreement. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 4. Conditions of Effectiveness of the Reorganization Amendment. The Reorganization Amendment, as set forth in Section 1, shall become effective on the date when the Administrative Agent shall have received (i) the duly executed signature page from the Required Lenders and the Borrower, and (ii) a duly executed Guarantor Joinder from each of Trinseo S.A., Styron Luxco S.à r.l., and Styron Investment Holdings Ireland.

SECTION 5. Conditions of Effectiveness of the Incremental Revolving Credit Commitment Upsize Amendment. The Incremental Revolving Credit Commitment Upsize Amendment, as set forth in Section 2, shall become effective on the date when the following conditions shall have been satisfied:

(a) the Administrative Agent shall have received (i) the duly executed signature page from each Consenting Lender and the Borrower, (ii) a Guarantor Consent and Reaffirmation, substantially in the form attached hereto as Annex A, duly executed and delivered by each Guarantor, and (iii) a duly executed Guarantor Joinder from each of Trinseo S.A., Styron Luxco S.à r.l., Luxco 3.5 and Styron Investment Holdings Ireland;

(b) the Borrower shall have paid in full all fees and reasonable out-of-pocket expenses (i) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Second Amendment required to be paid in connection with this Second Amendment and (ii) of counsel to the Administrative Agent (including Attorneys Costs of White & Case LLP) in connection with this Second Amendment, the Credit Agreement and the other Loan Documents, in each case to the extent invoiced on or prior to the Second Amendment Effective Date;

(c) each of the Lenders with outstanding Term Loans that executes this Second Amendment shall have received, on or prior to the making of the dividend payment contemplated pursuant to Section 7.03(o) of the Credit Agreement (as amended by this Second Amendment), a fee payable to the account of such Lender in an amount equal to 0.15% times the outstanding principal amount of the Term Loans held by such Lender after giving effect to the repayment thereof contemplated pursuant to Section 7.03(o) of the Credit Agreement (as amended by this Second Amendment);

(d) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, certifying that the conditions precedent set forth in Section 4.02 of the Credit Agreement have been satisfied on and as of the Second Amendment Effective Date; and

(e) the Administrative Agent shall have received from (i) Kirkland & Ellis LLP, New York counsel to the Borrower, (ii) Loyens & Loeff, Luxembourg counsel to the Borrower and (iii) from each other local counsel for the Loan Parties or the Administrative Agent (as applicable, determined by reference to customary practice in the applicable foreign jurisdictions), in each case, an opinion addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Second Amendment Effective Date, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

Notwithstanding anything to the contrary contained herein, the provisions of Section 2 shall only become effective substantially concurrently with the issuance of the Senior Notes and the repayment of not less than $400,000,000 of Term Loans with the Net Proceeds thereof.

SECTION 6. Conditions of Effectiveness of the Revolving Commitment Increase Amendment. The Revolving Commitment Increase Amendment, as set forth in Section 3, shall become effective immediately after the effectiveness of the Incremental Revolving Credit Commitment Upsize Amendment pursuant to Section 5 above when the following conditions shall have been satisfied

(a) the Administrative Agent shall have received (i) the duly executed signature page from each Revolving Commitment Increase Lender and the Borrower, (ii) a Guarantor Consent and Reaffirmation, substantially in the form attached hereto as Annex A, duly executed and delivered by each Guarantor, and (iii) a duly executed Guarantor Joinder from each of Trinseo S.A., Styron Luxco S.à r.l., Luxco 3.5 and Styron Investment Holdings Ireland;

(b) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, certifying that (x) the conditions precedent set forth in Section 4.02 of the Credit Agreement have been satisfied on and as of the Second Amendment Effective Date and (y) the issuance of the Senior Notes and the entering into of the Senior Note Documents will not cause a Default or an Event of Default to occur under the Credit Agreement (as in effect on the Second Amendment Effective Date);

(c) each Revolving Commitment Increase Lender shall have received all documentation and other information, if any, required by regulatory authorities with respect to the Borrower reasonably requested on or prior to the Second Amendment Effective Date by such Revolving Commitment Increase Lender under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act;

(d) the Administrative Agent shall have received (i) a copy of the Organizational Documents, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State (or similar Governmental Authority) of the jurisdiction of its organization and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority, and (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Second Amendment Effective Date and certifying (A) that attached thereto is a true and complete copy Organizational Documents of such Loan Party as in effect on the Second Amendment Effective Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of Second Amendment and, if applicable, Guarantor Consent and Reaffirmation to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organizational Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above;

(e) the Administrative Agent shall have received a certificate, dated the Second Amendment Effective Date and signed by a financial officer of the Borrower, certifying that the Borrower and its Restricted Subsidiaries, on a consolidated basis after giving effect to the Revolving Commitment Increase Amendment on the Second Amendment Effective Date, are Solvent as of the Second Amendment Effective Date;

(f) the Administrative Agent shall have received (i) a fully executed supplement to the Perfection Certificate (the “Perfection Certificate Supplement”) with updated schedules and (ii) the results of (x) searches of the Uniform Commercial Code filings (or equivalent filings) and (y) judgment and tax lien searches, made with respect to the Loan Parties in the states or other jurisdictions of formation and headquarters of such Person and with respect to such other locations and names listed on the Perfection Certificate Supplement, together with, in the case of clause (y), copies of the financing statements (or similar documents) disclosed by such search;

(g) the Administrative Agent shall have received from (i) Kirkland & Ellis LLP, New York counsel to the Borrower, (ii) Loyens & Loeff, Luxembourg counsel to the Borrower and (iii) from each other local counsel for the Loan Parties or the Administrative Agent (as applicable, determined by reference to customary practice in the applicable foreign jurisdictions), in each case, an opinion addressed to the Administrative Agent, the Collateral Agent and each Revolving Commitment Increase Lender and dated the Second Amendment Effective Date, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent;

(h) the Collateral Agent, on behalf of the Secured Parties, shall have received from the Borrower, or the applicable Loan Party, Collateral Documents reflecting amendments, supplements, restatements, amendment and restatements or other modifications as the Collateral Agent may reasonably request in order to carry out the purposes of the Collateral Documents, to the extent required by the Collateral and Guarantee Requirement; and

(i) With respect to each existing Mortgage, the Collateral Agent, on behalf of the Secured Parties, shall have received from the Borrower or the applicable Loan Party, to the extent requested by the Collateral Agent,

(i) a fully executed counterpart of an amendment to such existing Mortgage (individually, a “Mortgage Amendment” and, collectively, “Mortgage Amendments”; together with the existing Mortgages, as amended by the applicable Mortgage Amendments, if any, individually, an “Amended Mortgage” and, collectively, “Amended Mortgages”), each duly executed by the Borrower or the applicable Loan Party, as the case may be, together with evidence of completion (or satisfactory arrangements for the completion) of all recordings and filings of each Mortgage Amendment as may be necessary to create, protect and preserve a valid, perfected Lien, subject only to the Liens permitted under each Amended Mortgage against the applicable Mortgaged Property (as defined in each applicable existing Mortgage) purported to be covered thereby;

(ii) a loan/mortgage modification endorsement and a date down endorsement in connection with each existing Mortgage Policy which shall each be in form and substance reasonably satisfactory to the Collateral Agent and shall reasonably assure the Collateral Agent, without limitation, (A) as of the date of the loan/mortgage modification endorsement that the Lien of each Amended Mortgage is of the same priority as the Lien of each applicable existing Mortgage, and (B) as of the date of the date down endorsement each Mortgaged Property is free and clear of all defects and encumbrances subject only to Liens permitted under each applicable Amended Mortgage;

(iii) such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title insurance company to issue an endorsement to each existing Mortgage Policy contemplated in subparagraph (ii) of this clause (g) and evidence of payment of all applicable title insurance premiums, search and examination charges, mortgage recording taxes, if applicable, and related charges required for the issuance of such endorsement to each existing Mortgage Policy contemplated in subparagraph (ii) of this clause (g);

(iv) “Life-of-Loan” Federal Emergency Agency Standard Flood Hazard Determinations with respect to each Mortgaged Property (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower or the applicable Loan Party, and evidence of flood insurance, in the event any such Mortgaged Property or portion thereof is located in a special flood hazard area); and

(v) a favorable opinion, addressed to the Collateral Agent and each of the Secured Parties, in form and substance reasonably satisfactory to the Collateral Agent, from local counsel in the jurisdiction in which each Mortgaged Property is located substantially to the effect, without limitation, that: (A) each Mortgage Amendment is in proper form for recording in order for each Amended Mortgage to create, when each applicable Mortgage Amendment is recorded in the appropriate recording office, a mortgage lien on the applicable Mortgaged Property, and a security interest in that part of the Mortgaged Property constituting fixtures; (B) the recording of each Mortgage Amendment in the appropriate recording office is the only filing or recording necessary to give constructive notice to third parties of the lien created by such Amended Mortgage and the security interest in that part of the Mortgaged Property constituting fixtures created by such Amended Mortgage as security for the Secured Obligations (as defined in each of the existing Mortgages), including the Obligations evidenced by and as defined in the Credit Agreement, as amended pursuant to this Second Amendment, and the other documents executed in connection therewith, for the benefit of the Secured Parties; (C) each Amended Mortgage, following its due execution and delivery by the Borrower or the applicable Loan Party, shall constitute a legal, valid and binding obligation of the Borrower or the applicable Loan Party, as the case may be, enforceable against the Borrower or the applicable Loan Party in accordance with its terms, and upon recording in the applicable recording office shall create a valid, perfected lien on the applicable Mortgaged Property covered thereby; and (D) no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes, are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the liens created by the Amended Mortgage, as security for the Secured Obligations, including the Obligations evidenced by and as defined in the Credit Agreement, as amended pursuant to the Second Amendment, and the other documents executed in connection therewith, for the benefit of the Secured Parties.

Notwithstanding anything to the contrary contained herein, the provisions of Section 3 shall only become effective substantially concurrently with the issuance of the Senior Notes and the repayment of not less than $400,000,000 of Term Loans with the Net Proceeds thereof.

SECTION 7. Representations and Warranties. The Borrower and each of the other Loan Parties represent and warrant as follows as of the date hereof, as of the Second Amendment Reorganization Effective Date and as of the Second Amendment Effective Date:

(a) The execution, delivery and performance by each Loan Party of this Second Amendment are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery and performance by each Loan Party of this Second Amendment will (a) contravene the terms of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of the Borrower or any of the Restricted Subsidiaries (other than as permitted by Section 7.01 of the Credit Agreement), or require any payment under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable material Law, except to the extent that any such breach, contravention or payment (but not the creation of any Lien) referred to in clause (b)(i) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) This Second Amendment has been duly executed and delivered by each Loan Party that is a party to the Loan Documents and constitutes a legal, valid and binding obligation of each Loan Party that is a party hereto or thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

(c) Upon the effectiveness of each and all parts of this Second Amendment, and both before and immediately after giving effect to each and all parts of this Second Amendment and the making of each Revolving Commitment Increases, no Default or Event of Default exists.

(d) Each of the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement and each other Loan Document immediately before and after giving effect to each and all parts of this Second Amendment is true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date.

SECTION 8. Reference to and Effect on the Credit Agreement and the Loan Documents.

(a) On and after the Second Amendment Reorganization Effective Date or the Second Amendment Effective Date, as applicable, (i) each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Second Amendment; (ii) each Revolving Commitment Increase shall constitute a “Revolving Credit Commitment” as defined in the Credit Agreement; and (iii) each Revolving Commitment Increase Lender shall constitute a “Lender” as defined in the Credit Agreement.

(b) The Credit Agreement and each of the other Loan Documents, as specifically amended by each and all parts of this Second Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Second Amendment.

(c) The execution, delivery and effectiveness of any part of this Second Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of any part of this Second Amendment, this Second Amendment shall for all purposes constitute a Loan Document.

SECTION 9. Execution in Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Second Amendment shall be effective as delivery of an original executed counterpart of this Second Amendment.

SECTION 10. Governing Law. This Second Amendment shall be governed by, and construed in accordance with, the law of the State of New York (without regard to conflict of laws principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRINSEO MATERIALS OPERATING S.À R.L.,
as the Borrower a Société à responsabilité limitée Registered office: 9A rue Gabriel Lippmann) L-5365 Munsbach, Luxembourg Share Capital: USD 1,551,436.56 R.C.S. Luxembourg : B 153.586

By:	/s/ Alibhe Jennings
Name: Alibhe Jennings Title:

STYRON LLC,
as a Guarantor

By:	/s/ Richard J Diemer, Jr
	Name:	Richard J Diemer, Jr
	Title:	EVP & CFO

STYRON US HOLDING, INC.
as a Guarantor

By:	/s/ Richard J Diemer, Jr
	Name:	Richard J Diemer, Jr
	Title:	EVP & CFO

[Signature Page to Second Amendment to Credit Agreement]

Executed by STYRON AUSTRALIA PTY LTD ACN 141 196 330 in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ PATRICK PEDROTTI

Signature of sole director

PATRICK PEDROTTI

Full name of sole director

[Signature Page to Second Amendment to Credit Agreement]

STYRON BELGIUM BVBA, as a Guarantor

By:	/s/ Frans Hordies
	Name:	Frans Hordies
	Title:	Director/Attorney-in-fact

[Signature Page to Second Amendment to Credit Agreement]

STYRON CANADA ULC, as a Guarantor

Per:	/s/ Paul Moyer
	Name:	Paul Moyer
	Title:	President and Secretary

[Signature Page to Second Amendment to Credit Agreement]

STYRON FRANCE SAS,
as a Guarantor

/s/ Christian Page
By:	Christian Page

[Signature Page to Second Amendment to Credit Agreement]

STYRON DEUTSCHLAND GMBH,
as a Guarantor

By:	/s/ Ralf Irmert
	Name:	Ralf Irmert
	Title:	Managing Director

[Signature Page to Second Amendment to Credit Agreement]

BAIN CAPITAL EVEREST HOLDING 2 GMBH, as a Guarantor

By:	/s/ Michel Plantevin
	Name:	Michel Plantevin
	Title:	Managing Director

[Signature Page to Second Amendment to Credit Agreement]

STYRON DEUTSCHLAND RUBBER GMBH,
as a Guarantor

By:	/s/ Michel Plantevin
	Name:	Michel Plantevin
	Title:	Managing Director

[Signature Page to Second Amendment to Credit Agreement]

STYRON DEUTSCHLAND ANLAGENGESELLSCHAFT MBH,
as a Guarantor

By:	/s/ Hans-Heinrich Neuhaus
	Name:	Hans-Heinrich Neuhaus
	Title:	Managing Director

[Signature Page to Second Amendment to Credit Agreement]

IN WITNESS WHEREOF, Styron (Hong Kong) Limited has caused this Second Amendment to be duly executed and delivered as a deed, as of the date first above written.

STYRON (HONG KONG) LIMITED
SEALED with the COMMON SEAL
of STYRON (HONG KONG) LIMITED
and SIGNED by	,
a director, in the presence of:

[Signature of Director]
Director
/s/ Lee Shuk Man

[Signature of Witness]

Name of Witness:	Lee Shuk Man

Address of Witness:	40-50 Tsing Yi Road, Tsing Yi Island, N.T.

Occupation of Witness:	Secretary

[Signature Page to Second Amendment to Credit Agreement]

Given under the Common Seal of
STYRON MATERIALS IRELAND

Director

Alternate
Director/

[Signature Page to Second Amendment to Credit Agreement]

Given under the Common Seal of
STYRON INVESTMENT HOLDINGS IRELAND

Director

Alternate Director

[Signature Page to Second Amendment to Credit Agreement]

STYRON ITALIA S.R.L.,
as a Guarantor

By:	/s/ FABIO CATALDI
Name: President & Managing Director
Title: FABIO CATALDI

[Signature Page to Second Amendment to Credit Agreement]

TRINSEO MATERIALS OPERATING S.À R.L.,
as a Guarantor

a Société à responsabilité limitée
Registered office: 9A rue Gabriel Lippmann) L
5365 Munsbach, Luxembourg
Share Capital: USD 1,551,436.56
R.C.S. Luxembourg: B 153.586

By:	/s/ Ailbhe Jennings
Name:
Title:

[Signature Page to Second Amendment to Credit Agreement]

STYRON HOLDING S.À R.L.,
as a Guarantor

a Société à responsabilité limitée
Registered office: 9A rue Gabriel Lippmann L-
5365 Munsbach, Luxembourg
Share Capital: USD 660,834.12
R.C.S. Luxembourg: B 153.582

By:	/s/ Ailbhe JENNINGS
Name: Ailbhe JENNINGS
Title: Manager

[Signature Page to Second Amendment to Credit Agreement]

STYRON FINANCE LUXEMBOURG S.À R.L.,
as a Guarantor

a Société à responsabilité limitée
Registered office: 40 avenue Monterey, L-2163
Luxembourg, Luxembourg
Share Capital: USD 25,001.
R.C.S. Luxembourg: B 151.012

By:	/s/ Ailbhe JENNINGS
Name: Ailbhe JENNINGS
Title: Manager

[Signature Page to Second Amendment to Credit Agreement]

STYRON HOLDING B.V.,
as a Guarantor

By:	/s/ Frans Kempenaars
Name: Frans Kempenaars
Title: Director

[Signature Page to Second Amendment to Credit Agreement]

STYRON NETHERLANDS B.V.,
as a Guarantor

By:	/s/ Frans Kempenaars
Name:	Frans Kempenaars
Title:	Director

By:	/s/ Rudolf van Beelen
Name:	Rudolf van Beelen
Title:	Director

[Signature Page to Second Amendment to Credit Agreement]

The Common Seal of	)

STYRON HOLDINGS ASIA PTE. LTD.	)

was hereunto affixed in accordance with its	)

Articles of Association:	)

Director LIU PO HSIUN @ ROBERT LIU

Director/ JESSIE HENG HWEE KOON

Address:	3 KILLINEY ROAD #07-08 WINSLAND HOUSE I SINGAPORE 239519
Fax No:	+65-6737 1294

Attention:

[Signature Page to Second Amendment to Credit Agreement]

The Common Seal of	)

STYRON SINGAPORE PTE. LTD.	)

was hereunto affixed in accordance with its	)

Articles of Association:	)

Director LIU PO HSIUN @ ROBERT LIU

Director/ JESSIE HENG HWEE KOON

Address:	3 KILLINEY ROAD #07-08 WINSLAND HOUSE I SINGAPORE 239519
Fax No:	+65-67371294

Attention:

[Signature Page to Second Amendment to Credit Agreement]

STYRON SVERIGE AB,
as a Guarantor

By:	/s/ Erkki Kesti
Name: Erkki Kesti,
Title: Authorised Signatory

[Signature Page to Second Amendment to Credit Agreement]

STYRON EUROPE GMBH,
as a Guarantor

By:	/s/ Marco Levi
Name: Marco Levi
Title: Managing Officer

[Signature Page to Second Amendment to Credit Agreement]

STYRON UK LIMITED,
as a Guarantor

By:	/s/ Marco Levi
	Name:	Marco Levi
Title:

[Signature Page to Second Amendment to Credit Agreement]

STYRON SPAIN, S.L. Sociedad Unipersonal
as a Guarantor

By:	/s/ Javier Mercadal
	Name:	Javier Mercadal
	Title:	Styron Spain P.L U

[Signature Page to Second Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Replacement Term Lender

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Incremental Term Lender

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Consenting Lender:

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Revolving Credit Lender:

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement]

Exhibit A to

Second Amendment to Credit Agreement

Schedule 6.14(a)(iii)

Second Amendment Post-Closing Requirements

All deadlines specified below shall be capable of being extended by the Collateral Agent (acting in its sole discretion), provided that no deadline shall be capable of being extended if strict compliance with such deadline is necessary in connection with any statutory or other legal requirement, any legal perfection period or compliance with any other obligation or requirement.

Ireland

No later than ten (10) Business Days following the Second Amendment Reorganization Effective Date, the Collateral Agent shall have received:

1.	Security over shares deed by and among Styron Holding, S.à r.l., Trinseo S.A., Styron Netherlands B.V. and the Collateral Agent, relating to shares in Styron Materials Ireland; and

2.	Opinion of William Fry, Irish counsel to the Administrative Agent, with respect to the security over shares deed relating to shares in Styron Materials Ireland.

Luxembourg

A.	As of the Second Amendment Reorganization Effective Date, the Collateral Agent shall have received:

1.	Joinder Agreement between Trinseo S.A. and the Collateral Agent; and

2.	Joinder Agreement between Styron Luxco S.à r.l. and the Collateral Agent.

B.	No later than two (2) Business Days following the Second Amendment Reorganization Effective Date, the Collateral Agent shall have received:

1.	Pledge of Bank Account between Trinseo S.A. and the Collateral Agent;

2.	Secretary Certificate of Trinseo S.A.;

3.	Pledge of Shares between Trinseo S.A. and the Collateral Agent, with respect to shares in Styron Luxco S.à r.l;

4.	Pledge of Bank Account between Styron Luxco S.à r.l. and the Collateral;

5.	Secretary Certificate of Styron Luxco S.à r.l.;

6.	Pledge of Shares between Styron Holdings S.à r.l. and the Collateral Agent, with respect to Trinseo Materials S.à r.l.;

7.	Pledge of Bank Account between Trinseo Materials S.à r.l. and the Collateral Agent;

8.	Any amendment, restatement or release agreement or any other documents or agreements deemed necessary by the Collateral Agent between Styron Holdings S.à r.l, the Borrower, Trinseo Materials S.à r.l., and the Collateral Agent, as the case may be, in respect of the pledge created over the shares in the Borrower;

9.	Secretary Certificate of Trinseo Materials S.à r.l.;

10.	Opinion of NautaDutilh, Luxembourg counsel to the Administrative Agent, with respect to items 1 through 9 above; and

11.	Opinion of Loyens & Loeff, Luxembourg counsel to the Loan Parties, with respect to items 1 through 9 above.

C.	No later than ten (10) Business Days following the Second Amendment Reorganization Effective Date, the Collateral Agent shall have received:

1.	Resolutions of Trinseo S.A. and Styron Holdings, S.à r.l. with respect to the Irish Security Over Shares; and

2.	Opinion of Loyens & Loeff, Luxembourg counsel to the Loan Parties, with respect to the Irish Security over Shares.

D.	Each Parent Guarantor shall from time to time duly execute and deliver to the Administrative Agent such other Collateral Documents together with all documents and instruments required to perfect the security interest of the Administrative Agent in the Collateral free of any other pledges, security interests or mortgages, except Liens permitted in the Credit Agreement, as would be required as if any such Parent Guarantor were a Guarantor that is a Subsidiary of Holdings.

Netherlands

A.	No later than ten (10) Business Days following the Second Amendment Reorganization Effective Date, the Collateral Agent shall have received:

1.	Resolutions of Styron Netherlands B.V. with respect to the Irish Security Over Shares; and

2.	Opinion of NautaDutilh, Dutch counsel to the Administrative Agent, with respect to the Irish Security over Shares.

Exhibit B to

Second Amendment to Credit Agreement

Exhibit D

COMPLIANCE CERTIFICATE

[see attached]

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of June 17, 2010 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among TRINSEO MATERIALS OPERATING S.A R.L. (formerly known as STYRON S.A R.L. and to be converted to TRINSEO MATERIALS OPERATING S.C.A. on or around the Second Amendment Reorganization Effective Date), a private limited liability company organized under the laws of Luxembourg (the “Borrower”), the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of Holdings, certifies as follows:

1.	[Attached hereto as Exhibit A is the consolidated balance sheet of Holdings and its Subsidiaries as of December 31, 20[ ] and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, [setting forth in each case in comparative form the figures for the previous fiscal year,][1] with accompanying management discussion and analysis, [2]all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.][3]

2.	[Attached hereto as Exhibit A is the consolidated balance sheet of Holdings and its Subsidiaries as of [ ] and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, [setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year,][4] to the extent required by Section 6.01(b) of the Credit Agreement all in reasonable detail. These present fairly in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.][5]

[1]	Subject to Section 1.05 of the Credit Agreement
[2]	Such comparative figures and accompanying management discussions and analysis shall not be required to be delivered for the fiscal year ending December 31, 2010.
[3]	To be included if accompanying annual financial statements only.
[4]	Subject to Section 1.05 of the Credit Agreement
[5]	To be included if accompanying quarterly financial statements only.

D-1

3.	[Attached as Exhibit B hereto is a detailed consolidated budget for 20[ ] (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of 20[ ], the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections are prepared in good faith and are based on the reasonable assumptions at the time of preparation of such Projections it being understood that actual results may vary from such Projections and such variations may be material.][6]

4.	To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred. [If unable to provide the foregoing certification, describe in reasonable detail the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]

5.	[The following represent true and accurate calculations, as of [ ], to be used to determine compliance with the covenants set forth in Section 7.11 of the Credit Agreement:

Senior Secured Leverage Ratio:

Consolidated Total Net Senior Secured Indebtedness=	[	]
Consolidated EBITDA=	[	]
Actual Ratio=	[	] to 1.0
Required Ratio=	[	] to 1.0

Supporting detail showing the calculation of Senior Secured Leverage Ratio is attached hereto as Schedule 1.]7

6.	Attached hereto as Schedule 2 are detailed calculations setting forth Total Leverage Ratio.

7.	Attached hereto as Schedule 3 are detailed calculations setting forth Fixed Charge Coverage Ratio.

8.	[Attached hereto as Schedule 4 are detailed calculations setting forth Excess Cash Flow.][8]

9.	[Attached hereto is the information required by Section 6.02(d) of the Credit Agreement.]9][10]

[6]	To be included only in annual compliance certificate.
[7]	Insert if Section 7.11 is applicable for the reporting period.
[8]	To be included only in annual compliance certificate.
[9]	Information required by Section 6.02(d)(i) to be included only in annual compliance certificate.
[10]	Items 4-8 may be disclosed in a separate certificate no later than 5 days after delivery of the financial statements pursuant to Section 6.02(a) of the Credit Agreement.

D-2

SCHEDULE 1

Senior Secured Leverage Ratio: Consolidated Total Net Senior Secured Indebtedness to Consolidated EBITDA

(1)	Consolidated Total Net Senior Secured Indebtedness

	(A)	Consolidated Total Net Debt as of [ ], 20[ ]:

	(a)	At any date of determination, the aggregate principal amount of Indebtedness of Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings in accordance with GAAP outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition) consisting of the sum of the following:

(i) Indebtedness for borrowed money

(ii) Attributable Indebtedness

(iii) debt obligations evidenced by promissory notes or similar instruments minus

	(b)	the lesser of (x) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) included in the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date in each case, free and clear of Liens at all times, other than non consensual Liens pursuant by Section 7.01 to the extent such cash or Cash Equivalents is held in a deposit account or securities account in which Holdings or its Restricted Subsidiaries have granted a valid security interest to the Administrative Agent for the benefit of the Secured Parties pursuant to a Collateral Document (or in a deposit account or securities account from which deposits are swept into an account that is subject to such a security interest at least once per week) and (y) the sum of (i) $75,000,000 and (ii) the aggregate principal amount of outstanding Indebtedness of each Securitization Subsidiary that is a consolidated entity of Holdings in accordance with GAAP under all Permitted Securitizations on such date,

Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be included as Consolidated Total Net Debt until three (3) Business Days after such amount is drawn, (ii) obligations under Swap Contracts entered into for non-speculative purposes shall not constitute Consolidated Total Net Debt and (iii) the aggregate principal amount of the Revolving Credit Facility during any relevant period shall be calculated based on the daily average outstanding amount of the Revolving Credit Loans and the Swing Line Loans during such period.

Consolidated Total Net Debt

minus

(B)      Consolidated Total Net Debt other than any portion of Consolidated Total Net Debt that is unsecured or that is secured by a Lien on any assets of Holdings or any of its Restricted Subsidiaries that is expressly subordinated to the Liens granted under the Collateral Documents to the Collateral Agent for the benefit of the Secured Parties in all respects.

Consolidated Total Net Senior Secured Indebtedness

(2) Consolidated EBITDA:

(a) Consolidated Net Income:

(i)       the net income (loss) of Holdings in accordance with GAAP; the Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings for such period determined on a consolidated basis in accordance with GAAP (which shall be determined with respect to any period ending on or prior to the Closing Date in accordance with Section 1.05(b)), excluding, without duplication:

(A) after-tax effect of non-recurring or extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period,

(B) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(C)      any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case for any such fee, expense or cost whether or not successful (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards No. 141 (R) and gains or losses associated with FASB Interpretation No. 45),

(D)     accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP,

(E) any net after-tax gains or losses from abandoned, disposed of or discontinued operations,

(F)      any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by Holdings,

(G)     the net income (loss) for such period of any Person that is not a Subsidiary of Holdings, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period,

(H)     any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(I)       any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of Holdings or the Seller or any of its direct or indirect Restricted Subsidiaries in connection with the Transactions,

(J)       any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period of any amount so added back to the extent not so indemnified or reimbursed within such 365 days),

(K) to the extent covered by insurance and actually reimbursed, expenses, charges or losses with respect to liability or casualty events or business interruption,

(L)      any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature,

(M)    the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Borrower, or is merged into, amalgamated or consolidated with Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by Borrower or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.10),

(N)     any non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133,

(O)     the income of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations,

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions or other Investments, or the amortization or write-off of any amounts thereof.

(b)      plus, without duplication, the following amounts (in each case, to the extent deducted (and not added back) in arriving at such Consolidated Net Income for such period) for such period with respect to Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings in accordance with GAAP (which shall be determined with respect to any period ending on or prior to the Closing Date in accordance with Section 1.05(b) of the Credit Agreement:

(i)       total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

(ii)      provision for taxes based on income, profits or capital gains of Holdings and the Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(iii) depreciation and amortization,

(iv)     duplicative running costs, severance, relocation costs or expenses, Transaction Expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring product and intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs and restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges) in an aggregate amount of all items deducted pursuant to this clause (iv) not to exceed (A) $10,000,000 with respect to the Transaction Expense incurred, accrued or paid after the end of the first full fiscal quarter after the Closing Date and (B) with respect to costs, expenses, charges and reserves (other than Transaction Expenses) (x) $12.5 million for the period from July 1, 2010 to December 31, 2010 and (y) otherwise, $25 million in any other fiscal year; provided that (1) the unused amounts in any fiscal year (without giving effect to any amount carried over from a prior fiscal year) under this clause (y) may be carried over to the next succeeding fiscal year (but not any other fiscal year) and (11) amounts deducted in any fiscal year shall first be deemed to be allocated against the scheduled amount for such fiscal year before giving effect to any carried over amount,

(v) the amount of any minority interest expense consisting of Restricted Subsidiary income attributable to minority interests of third parties in any non-wholly owned Restricted Subsidiary,

(vi)     the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid or accrued to the Investors or their Affiliates (or management companies) under the Investor Management Agreement,

(vii)    any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests),

(viii)  cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(ix)     non-cash expenses, charges and losses (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock- based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided that if any non-cash charges referred to in this clause (ix) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid,

(x) any net loss from discontinued operations,

(xi)     the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Holdings in good faith to be realized in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(a), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized and factually supportable in the good faith judgment of the Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transactions, 18 months after the Closing Date and (11) in all other cases, within 18 months after the consummation of the acquisition, Disposition, restructuring or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) to the extent that any cost savings, operating expense reductions, other operating improvements and synergies are not associated with the Transactions or a Specified Transaction following the Closing Date, all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (xi) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies and (E) any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies pursuant to this clause (xi) shall be subject to the limitations set forth in Section 1.10(c),

(xii) proceeds of business interruption insurance,

(c) minus, without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),

(ii) any net gain from discontinued operations,

(iii)     the amount of any minority interest income consisting of Restricted Subsidiary losses attributable to minority interests of third parties in any non-wholly owned Restricted Subsidiary; provided that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (a)(ix)(B) above for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received), provided that:

(A)     to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness ),

(B)      to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations,

(C) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments,

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement (i) for any period that includes any of the fiscal quarters ended June 30, 2009, September 30, 2009, December 31, 2009 and March 31, 2010, Consolidated EBITDA for such fiscal quarters shall be $71,626,551, $64,069,498, $62,017,229 and $83,659,434, respectively; provided, however, that Consolidated EBITDA for any of the foregoing periods shall be increased by the amount attributable to Returns during such period, if any, made to the Acquired Business with respect to the Target JV Interests which are acquired by Holdings or any Restricted Subsidiary on or after the Closing Date, (ii) calculations of Consolidated EBITDA for the fiscal quarter ending June 30, 2010 shall be made as provided in Schedule 1.01(o) of the Acquisition Agreement subject to, without duplication, the add backs provided for above in this definition, (iii) for any period that includes any of the fiscal quarters ended June 30, 2010 or September 30, 2010, Consolidated EBITDA for such fiscal quarters shall be $87,502,000 and $108,503,000, respectively and (iv) for any period that includes any of the fiscal quarters ended March 31, 2011, December 31, 2010 or September 30, 2010, Consolidated EBITDA for such fiscal quarters shall be $165,678,000, $109,564,000 and $115,665,000, respectively.

Consolidated EBITDA

Consolidated Total Net Debt to Consolidated EBITDA	[ ]:1.00

Covenant Requirement	No more than [ ]:1.00

SCHEDULE 2

Total Leverage Ratio: Consolidated Total Net Debt to Consolidated EBITDA

(1)	Consolidated Total Net Debt

(2)	Consolidated Total EBITDA

	Consolidated Total Net Debt to Consolidated Total EBITDA	[ ]:1.00

SCHEDULE 3

Fixed Charge Coverage Ratio: Consolidated EBITDA to Fixed Charges

(1) Consolidated EBITDA

(2) Fixed Charges:

The sum of:

(A) Consolidated Interest Expense

The sum, without duplication, of:

(a)    the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of Holdings, its Restricted Subsidiaries and the Securitization Subsidiaries that are consolidated entities of Holdings in accordance with GAAP, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under Swap Contracts,

(b) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period,

but excluding,

(a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, (d) any cash costs associated with breakage in respect of hedging agreements for interest rates, (e) fees and expenses associated with the consummation of the Transaction, (f) annual agency fees paid to the Administrative Agent and/or Collateral Agent, (g) costs associated with obtaining Swap Contracts and (h) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP,

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense (i) for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) shall exclude the purchase accounting effects described in the last sentence of the definition of “Consolidated Net Income”.

(B) All cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period,].

(C) All cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

Fixed Charges

Consolidated EBITDA to Fixed Charges	[ ]:1.00

[SCHEDULE 4

Excess Cash Flow Calculation:

(a) the sum, without duplication of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)     decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries completed during such period),

(iv)     an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(b) minus, the sum, without duplication of:

(i) all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in the following components of the definition of Consolidated Net Income:

(i) any after-tax effect of extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period, (ii) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (iii) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case for any such fee, expense or cost whether or not successful (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards No. 141(R) and gains or losses associated with FASB Interpretation No. 45), (iv) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP, (v) any net after-tax gains or losses from abandoned, disposed of or discontinued operations, (vi) any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by Holdings, (vii) the net income (loss) for such period of any Person that is not a Subsidiary of Holdings, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period, (viii) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, (ix) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of Holdings or the Seller or any of its direct or indirect Restricted Subsidiaries in connection with the Transactions, (x) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period of any amount so added back to the extent not so indemnified or reimbursed within such 365 days), (xi) to the extent covered by insurance and actually reimbursed or with respect to which the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption, (xii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature and (xiii) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Borrower, or is merged into, amalgamated or consolidated with Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by

4

Borrower or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.10),

(ii)      without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures, acquisitions and other Investments of intellectual property to the extent not expensed or accrued during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash,

(iii)     the aggregate amount of all principal payments of Indebtedness of Holdings or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, any mandatory prepayment pursuant to Section 2.05(b)(ii), to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all voluntary prepayments of Term Loans and (Y) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period, to the extent financed with internally generated cash,

(iv)     the aggregate net non-cash gain on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)      increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries during such period),

(vi) cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness,

(vii)    the amount of Investments and acquisitions made during such period pursuant to Section 7.02 (other than Section 7.02(a) or (c)) to the extent that such Investments and acquisitions were financed with internally generated cash,

(viii) the amount of Restricted Payments paid during such period pursuant to Section 7.06(d), to the extent such Restricted Payments were financed with internally generated cash,

(ix)     the aggregate amount of expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

5

(x)      the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that arc required to be made in connection with any prepayment of Indebtedness,

(xi)     without duplication of amounts deducted from Excess Cash Flow pursuant to clause (b)(ii) above, the aggregate consideration required to be paid in cash by Holdings and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to Capital Expenditures, acquisitions or other Investments of intellectual property to the extent not expensed to be consummated or made, in each case during the period of four consecutive fiscal quarters of Holdings following the end of such period, provided that to the extent the aggregate amount of internally generated cash not utilizing the Cumulative Retained Excess Cash Flow Amount actually utilized to finance such Capital Expenditure, acquisition or other Investment during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)    cash taxes (including penalties and interest) or the tax reserves set aside in a prior period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(xiv) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset,

(xv)    restructuring expenses, pension payments or tax contingency payments, in each case made in cash during such period to the extent such payments exceed the amount of restructuring expenses, pension payments or tax contingency payments, as the case may be, that were deducted in determining Consolidated Net Income for such period,

(xvi) reimbursable or insured expenses incurred during such fiscal year to the extent that reimbursement has not yet been received,

(xvii) cash expenditures for costs and expenses in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness to the extent not deducted in arriving at such Consolidated Net Income,

6

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for Holdings and its Restricted Subsidiaries on a consolidated basis.

Excess Cash Flow	]

7

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of Holdings, has executed this certificate for and on behalf of Holdings and has caused this certificate to be delivered this     day of              , 20[    ].

STYRON HOLDING S.À R.L.

By:
Name:
Title:

8

Schedule 1 to

Second Amendment to Credit Agreement

Schedule 1.01A

Second Amendment Commitments

Revolving Credit Commitment

Deutsche Bank AG New York Branch	$60,000,000

HSBC Bank USA, National Association	$60,000,000

Barclays Bank PLC	$60,000,000

BMO Harris Financing, Inc.	$50,000,000

The Bank of Nova Scotia	$45,000,000

Sumitomo Mitsui Banking Corporation	$30,000,000

Goldman Sachs Bank USA	$30,000,000

Citibank N.A., London Branch	$30,000,000

Mizuho Corporate Bank, Ltd.	$25,000,000

Wells Fargo Bank, National Association	$10,000,000

TOTAL:	$400,000,000

ANNEX A

GUARANTOR CONSENT AND REAFFIRMATION

July [    ], 2011

Reference is made to (a) the Credit Agreement dated as of June 17, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among TRINSEO MATERIALS OPERATING S.A R.L. (formerly known as STYRON S.A R.L. and to be converted to TRINSEO MATERIALS OPERATING S.C.A. on or around the Second Amendment Reorganization Effective Date), a limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (the “Borrower”), the Guarantors party thereto from time to time, DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer and Swing Line Lender and (b) the Second Amendment, dated as of July 28, 2011 (“Second Amendment”), to the Credit Agreement attached as Exhibit A hereto. Capitalized terms used but not otherwise defined in this Guarantor Consent and Reaffirmation (this “Consent”) are used with the meanings attributed thereto in Second Amendment.

Each Guarantor hereby consents to the execution, delivery and performance of the Second Amendment, including the making of the Revolving Commitment Increase contemplated thereby, and agrees that each reference to the Credit Agreement in the Loan Documents shall, on and after the Second Amendment Reorganization Effective Date or the Second Amendment Effective Date, as applicable, be deemed to be a reference to the Credit Agreement as amended by Second Amendment.

Each Guarantor hereby acknowledges and agrees that, after giving effect to each and all parts of the Second Amendment, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by each and all parts of the Second Amendment, are, subject to such Guarantors limitations in accordance with Article XI (Guarantee) of the Credit Agreement, reaffirmed, and remain in full force and effect.

After giving effect to each and all parts of the Second Amendment, each Guarantor reaffirms each Lien granted by it to the Collateral Agent for the benefit of the Secured Parties under each of the Loan Documents to which it is a party, which Liens were always intended by the parties to secure the Obligations as amended from time to time (including any increases thereof) and shall continue in full force and effect during the term of the Credit Agreement as amended by each and all parts of the Second Amendment, and shall continue to secure the Obligations (after giving effect to each and all parts of the Second Amendment and including any increase of such Obligations), in each case, on and subject to the terms and conditions set forth in the Credit Agreement, as amended by each and al parts of the Second Amendment, and the other Loan Documents.

Nothing in this Consent shall create or otherwise give rise to any right to consent on the part of the Guarantors to the extent not required by the express terms of the Loan Documents.

This Consent is a Loan Document and shall be governed by, and construed and interpreted in accordance with, the law of the state of New York (without regard to conflict of laws principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

This Consent may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Consent as of the date first set forth above.

[NAMES OF GUARANTORS]

By:
Name:
Title:

Exhibit A to

Guarantor Consent and Reaffirmation

Second Amendment to the Credit Agreement

[see attached]